EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NOVEMBER CASH DISTRIBUTION

Dallas, Texas, November 18, 2016 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE: HGT) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.010948 per unit, payable on December 14, 2016, to unitholders of record on November 30, 2016. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in September.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily

Current Month	1,212,000	40,000	$2.61

Prior Month	1,251,000	40,000	$2.56

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $200,000, production expense of $1,373,000 and overhead of $964,000 in determining the royalty payment to the Trust for the current month.

Development Costs

XTO Energy has advised the trustee that based on an increased level of development activity and costs it increased the monthly development cost deduction from $50,000 to $200,000 beginning with the October 2016 distribution. The monthly deduction is based on the current level of development expenditures, budgeted future development costs and the cumulative actual costs under or over the previous deductions. The development cost deduction will continue to be evaluated and revised as necessary.

Excess Costs

XTO Energy has advised the trustee that increased gas prices led to the partial recovery of excess costs on properties underlying the Kansas and Wyoming net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Kansas or Wyoming net profits interests to be included in this month’s distribution.

Gas Processing System Maintenance

XTO Energy has advised the trustee that the net profits income for December 2016 will reflect decreased underlying gas volumes of approximately 5,000 Mcf per day due to repairs and maintenance at a third party gas processing system in the Hugoton area for approximately 20 days during the month of October. The decreased gas volumes will affect the net profits income under the Oklahoma and Kansas conveyances.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015.

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Contact:	Nancy Willis Vice President Southwest Bank, Trustee 855-588-7839